                            ARTICLES OF INCORPORATION

                                       OF

                             CENTRALIA HOLDING CORP.

     1. The name of the Corporation is Centralia Holding Corp.

     2. The Corporation is authorized to issue 1,000 shares of stock, designated as "Common Stock." Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution.

     3. The initial Board of Directors of the Corporation shall consist of three
(3) members, whose names and addresses are as follows:

     Michael S. Rupe
     John H. Harland Company
     2939 Miller Road
     Decatur, Georgia  30035

     I. Ward Lang
     John H. Harland Company
     2939 Miller Road
     Decatur, Georgia  30035

     Robert R. Woodson
     John H. Harland Company
     2939 Miller Road
     Decatur, Georgia  30035

     4. The street address and county of the initial registered office of the
Corporation in the State of Georgia is c/o John H. Harland Company, 2939 Miller
Road, Decatur, DeKalb County, Georgia 30035. The initial registered agent of the
Corporation at such address is I. Ward Lang.

     5. The name and address of the Incorporator are Edward J. Hawie, 191
Peachtree Street, Suite 4900, Atlanta, Georgia 30305.

     6. The mailing address of the initial principal office of the Corporation is c/o John H. Harland Company, 2939 Miller Road, Decatur, Georgia 30035.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of
Incorporation.

                                        /s/ EDWARD J HAWIE
                                        ----------------------------------------
                                        Edward J. Hawie
                                        Incorporator

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